EXHIBIT 99.1

Ralph Lauren Reports Fourth Quarter and Full Year Fiscal 2012 Results

•	Fiscal 2012 Sales Increased 21% to $6.9 Billion and Diluted EPS Rose 24% to $7.13
•	Fourth Quarter Sales Grew 14% to $1.6 Billion and Diluted EPS Increased 34% to $0.99
•	The Company’s Board of Directors Authorizes a Doubling of Its Quarterly Cash Dividend
•	The Company Provides Initial Fiscal 2013 Outlook

New York (May 22, 2012) – Ralph Lauren Corporation (NYSE: RL) today reported net income of $94 million, or $0.99 per diluted share, for the fourth quarter of Fiscal 2012, compared to net income of $73 million, or $0.74 per diluted share, for the fourth quarter of Fiscal 2011.  Net income for Fiscal 2012 was $681 million, or $7.13 per diluted share, compared to net income of $568 million, or $5.75 per diluted share, for Fiscal 2011.

The Company also announced that its Board of Directors declared a 100% increase in the regular quarterly cash dividend on the Company's Common Stock.  The new quarterly cash dividend is now $0.40 per share.  Over the next year, the new annual dividend amount will be $1.60 per share and result in an anticipated annualized payout of approximately $150 million. The next quarterly dividend is payable on July 13, 2012 to shareholders of record at the close of business on June 29, 2012.

“Fiscal 2012 was another year of spectacular growth for our Company,” said Ralph Lauren, Chairman and Chief Executive Officer.  “We made significant progress with our international expansion efforts and we launched exciting new products during the year. I am thrilled with the momentum we are gaining with our handbags worldwide and we will continue to invest in innovation and distribution to support this high growth merchandise category. We are in the midst of transforming our presence in Greater China, a region that we believe will become an important driver of growth for us over the long term, and have some magnificent new stores planned for the next several years. As proud as I am of what we’ve accomplished, I am even more excited about the many compelling opportunities that are still ahead for us,” Mr. Lauren added.

 “Sales and profit growth exceeded 20% in Fiscal 2012, which is an acceleration of a multi-year trend of double-digit gains even as we’ve consistently reinvested in the business,” said Roger Farah, President and Chief Operating Officer.  “Our Fiscal 2012 performance is particularly noteworthy considering the unprecedented raw materials cost inflation and highly uncertain market conditions that persisted throughout the year. Much of our progress in Fiscal 2012 was achieved with market share and productivity gains in existing locations.  As we look to the future, we believe we have significant potential to expand our distribution, particularly in international markets.  And while we enter Fiscal 2013 excited about our global growth initiatives, we are cautious about near-term economic trends, particularly in Europe, and have planned the year accordingly. Whatever the near-term challenges may be, they do not alter our long-term growth expectations and our commitment to investing to support those goals. The doubling of our dividend is a clear indication of our Board’s recognition of our strong performance, liquidity metrics and long term plans, in addition to our commitment to enhancing shareholder returns.”

Fourth Quarter and Full Year Fiscal 2012 Income Statement Review

Net Revenues. Net revenues for the fourth quarter increased 14% to $1.6 billion from $1.4 billion in the fourth quarter of Fiscal 2011. The higher net revenues reflect double-digit sales growth at the Company’s retail and wholesale segments, including low double-digit comparable store sales growth.

Net revenues for the full year Fiscal 2012 period increased 21% to $6.9 billion.  The growth in net revenues reflects strong retail and wholesale segment expansion, including mid-teens comparable store sales growth and favorable foreign currency effects.

•
Wholesale Sales.  Wholesale sales rose 10% to $828 million from $752 million in the fourth quarter of Fiscal 2011.  The higher sales were supported by gains in North America and Europe, primarily as a result of continued momentum in core apparel merchandise and expanded distribution for accessories.  North American wholesale revenues also benefited from the transition of certain formerly licensed home product categories to directly controlled wholesale operations.

For Fiscal 2012, wholesale revenues were $3.2 billion, 17% greater than Fiscal 2011.  The increase in wholesale sales reflects higher North American and European demand for core apparel merchandise and expanded distribution for accessories products.  Wholesale revenue growth also benefited from incremental home product revenues as a result of the transition of certain formerly licensed home product categories to directly controlled wholesale operations and favorable foreign currency effects. The transition of certain Japanese wholesale distribution to directly operated concession shops and the elimination of certain distribution in Greater China mitigated wholesale revenue growth in Fiscal 2012.

•
Retail Sales.  Retail sales rose 19% to $752 million from $631 million in the fourth quarter of Fiscal 2011, reflecting comparable store sales growth and the contribution from new stores.  Comparable store sales increased 12%, reflecting a 30% increase at RalphLauren.com, 5% growth at Ralph Lauren stores, a 10% increase at factory stores and 14% growth at Club Monaco stores.

Retail sales for Fiscal 2012 were up 27% to $3.4 billion from $2.7 billion in Fiscal 2011, reflecting the contribution from new stores and concession shops, including incremental revenues from newly transitioned South Korean operations; comparable store sales growth; and favorable foreign currency effects.  Total comparable store sales for Fiscal 2012 rose 14%, comprised of a 29% increase at RalphLauren.com, 8% growth at Ralph Lauren stores, a 13% increase at factory stores and 18% growth at Club Monaco stores.

•
Licensing.  Licensing royalties declined 2% to $43 million in the fourth quarter of Fiscal 2012. The decline in licensing royalties primarily relates to lower home product licensing royalties as a result of the transition of certain formerly licensed operations to directly controlled operations.

Licensing royalties of $181 million in Fiscal 2012 were 1% above Fiscal 2011’s level.  Higher apparel product licensing royalties more than offset lower international and home product licensing royalties due to the transition of certain formerly licensed operations to directly controlled operations.

Gross Profit.  Gross profit for the fourth quarter of Fiscal 2012 increased 14% to $926 million from $810 million in the fourth quarter of Fiscal 2011.  Gross profit rate was 57.1%, 30 basis points above the prior year level. The improvement in gross profit rate primarily reflects the favorable impact of channel and product mix that was partially offset by the net impact of higher cost of goods.

Gross profit for Fiscal 2012 increased 20% to $4.0 billion compared to $3.3 billion in Fiscal 2011.  Gross profit rate for Fiscal 2012 was 58.3%, 30 basis points below the prior year.  The decline in gross profit rate was primarily due to the negative net impact of cost of goods inflation that was partially offset by favorable channel and geographic mix compared to the prior year.

Operating Expenses.  Operating expenses increased 14% in the fourth quarter of Fiscal 2012 to $790 million from $693 million in the fourth quarter of Fiscal 2011.  Operating expense margin was 48.7%, ten basis points greater than the prior year period.  The higher operating expense margin primarily reflects overall business expansion, including strong retail segment growth, in addition to incremental costs associated with the transition of certain formerly licensed operations and continued investment in the Company's strategic growth initiatives and infrastructure.  Restructuring charges of $10 million also contributed to the growth in operating expenses.

Operating expenses for Fiscal 2012 were $3.0 billion, 20% greater than Fiscal 2011. Operating expense margin was 43.1%, 60 basis points below Fiscal 2011, as leverage on strong sales growth more than offset incremental costs associated with the transition of certain formerly licensed operations, higher retail segment penetration and continued investment in the Company's strategic growth initiatives and infrastructure.

Operating Income.  Operating income for the fourth quarter of Fiscal 2012 was $136 million, 16% greater than the prior year period.  Operating income margin was 8.4%, a 20 basis point improvement from the fourth quarter of Fiscal 2011. The improvement in operating income and margin rate is primarily attributable to the stronger gross profit margin discussed above and was achieved despite higher expenses associated with newly transitioned operations, business expansion and restructuring charges.

Fiscal 2012’s operating income of $1.0 billion was 23% greater than Fiscal 2011 and the operating margin increased 30 basis points to 15.2%.  The growth in operating income and higher operating margin reflect double-digit sales growth and leverage on operating expenses that more than offset the gross margin compression discussed above.

•
Wholesale Operating Income.  Wholesale operating income of $153 million was 12% greater than the fourth quarter of Fiscal 2011 and the wholesale operating margin improved 30 basis points to 18.5%.  The increase in wholesale operating income and margin rate was primarily a result of improving gross margin trends that more than offset the incremental expenses associated with the transition of certain formerly licensed home operations and investment to support growing global distribution of emerging brands and merchandise categories.

Wholesale operating income rose 9% in Fiscal 2012 to $666 million from $612 million in Fiscal 2011.  Wholesale operating margin for Fiscal 2012 was 20.5% compared to 22.0% in Fiscal 2011.  The decline in wholesale operating margin is primarily attributable to the net impact of cost of goods inflation for the full year period.

•
Retail Operating Income.  Retail operating income was $44 million, 72% greater than the fourth quarter of Fiscal 2011.  Retail operating margin rose 180 basis points to 5.9%, primarily due to strong comparable store sales growth and improved profitability in all major global regions. The higher retail segment profitability was partially offset by the net impact of cost of goods inflation and continued investment in global e-commerce development.

Retail operating income increased 44% in Fiscal 2012 to $558 million from $388 million in Fiscal 2011, and retail operating margin improved 200 basis points to 16.3%. The growth in retail operating income and the expansion in margin rate are primarily a result of strong comparable store sales growth and favorable geographic mix. The improved retail segment profitability was partially offset by the net impact of cost of goods inflation, the transition of the South Korea license to directly controlled operations and start-up costs associated with global e-commerce development efforts.

•
Licensing Operating Income.  Licensing operating income declined 8% to $25 million from $28 million in the fourth quarter of Fiscal 2011.  The lower licensing operating income primarily reflects the impact of lower international licensing revenues.

Fiscal 2012 licensing operating income increased 4% to $112 million from $108 million in Fiscal 2011.  The improvement in licensing operating income primarily reflects lower net costs associated with the transition of formerly licensed operations to directly controlled operations and higher licensing revenues.

Net Income and Diluted EPS.  Net income for the fourth quarter of Fiscal 2012 was $94 million, a 29% increase from $73 million in the fourth quarter of Fiscal 2011, and net income per diluted share rose 34% to $0.99 from $0.74 in the prior year period.  The growth in net income and net income per diluted share is principally related to the higher operating income discussed above, in addition to a lower effective tax rate. The Company had an effective tax rate of 28% compared to 34% in the fourth quarter of Fiscal 2011, primarily due to the favorable effect of discrete tax items in the fourth quarter of Fiscal 2012.

Net income for Fiscal 2012 increased 20% to $681 million from $568 million in Fiscal 2011.  Net income per diluted share for Fiscal 2012 was $7.13, 24% greater than the $5.75 earned in Fiscal 2011.  The growth in net income and net income per diluted share is principally due to the higher operating income discussed above, which was partially offset by a higher effective tax rate of 33% compared to 31% in Fiscal 2011.  The higher effective tax rate in Fiscal 2012 primarily reflects the favorable effect of discrete tax items in the prior year as well as a greater portion of earnings generated in higher taxed jurisdictions in Fiscal 2012.

Fourth Quarter and Full Year Fiscal 2012 Balance Sheet and Cash Flow Review

The Company ended Fiscal 2012 with $1.3 billion in cash and investments compared to $1.1 billion in cash and investments at the end of Fiscal 2011.  Cash and investments net of debt (“net cash”) was $1.0 billion at the end of Fiscal 2012 compared to $839 million of net cash at the end of Fiscal 2011.  The fourth quarter ended with inventory up 20% to $842 million from $702 million in the fourth quarter of Fiscal 2011. The higher inventory is primarily attributable to an investment to support anticipated sales growth, including incremental inventory to support new stores and concession shops; new operations and new merchandise categories, such as home textiles, international e-commerce and Denim & Supply; and the inflationary impact on cost of goods.

The Company had $272 million in capital expenditures in Fiscal 2012, compared to $255 million in the prior year period. During Fiscal 2012, the Company repurchased approximately 3.2 million shares of Class A Common Stock, utilizing approximately $395 million of its authorized share repurchase programs.  The Company has approximately $577 million remaining under its authorized share repurchase programs.

Global Retail Store Network

The Company ended the fourth quarter of Fiscal 2012 with 379 directly operated stores, comprised of 103 Ralph Lauren stores, 59 Club Monaco stores, 201 Polo factory stores and 16 Rugby stores. The Company also operated 474 concession shop locations worldwide at the end of the fourth quarter. In addition to Company-operated locations, global licensing partners operated 59 Ralph Lauren stores and 27 dedicated concession shops as well as 58 Club Monaco stores at the end of the fourth quarter.

Fiscal 2013 Outlook

The Company currently expects consolidated net revenues for Fiscal 2013 to increase by a mid-single-digit percentage, reflecting the net impact of a low single-digit decline in wholesale sales and a low double-digit increase in retail sales. Strategic decisions regarding certain operations, including reduced distribution in Greater China and for American Living, combined with unfavorable foreign currency effects, are estimated to mitigate consolidated net revenue growth by approximately 400-500 basis points for the full year period. Operating margin from continuing operations for Fiscal 2013 is currently expected to be modestly above the prior year period as anticipated gross profit margin expansion is largely offset by continued investment in the Company’s long-term growth initiatives and the impact of overall channel mix.  The full year Fiscal 2013 tax rate is estimated at 33%. Capital expenditures are planned at approximately $360 million in Fiscal 2013.

In the first quarter of Fiscal 2013, the Company expects consolidated net revenues to increase by a low single-digit percentage. Wholesale sales are expected to be flat to slightly below the prior year period, as strength in North America is offset by a decline in Europe, the continued transition of certain Japanese wholesale operations to directly operated concessions and the closure of certain wholesale operations in Greater China. Retail sales are expected to increase by a high single-digit percentage, reflecting broad-based momentum worldwide.  Foreign currency effects are estimated to negatively impact net revenue growth by approximately 200-300 basis points in the first quarter.  Operating margin from continuing operations for the first quarter of Fiscal 2013 is expected to be approximately 250-300 basis points below the comparable prior year period due to the timing of investments to support the Company’s strategic growth objectives and the impact of overall channel mix.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Tuesday, May 22, 2012, at 9:00 a.m. Eastern.  Listeners may access a live broadcast of the conference call on the Company’s investor relations website at http://investor.ralphlauren.com or by dialing (719) 325-2146.  To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Fourth Quarter and Full Year 2012 conference call.

An online archive of the broadcast will be available by accessing the Company’s investor relations website at http://investor.ralphlauren.com.  A telephone replay of the call will be available from 1:00 P.M. Eastern, Tuesday, May 22, 2012 through 1:00 P.M. Eastern, Monday, May 28, 2012 by dialing (719) 457-0820 and entering passcode 3935041.

ABOUT RALPH LAUREN

Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 44 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Rugby, Ralph Lauren Childrenswear, Denim & Supply Ralph Lauren, American Living, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements regarding, among other things, our current expectations about the Company’s future results and financial condition, revenues, store openings, gross margins, expenses and earnings and are indicated by words or phrases such as “anticipate,” “estimate,” “expect,” “project,” “we believe” and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements.  Forward-looking statements are based largely on the Company’s expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel; the impact of global economic conditions and domestic and foreign currency fluctuations on the Company, the global economy and the consumer marketplace; our ability to successfully implement our anticipated growth strategies and to continue to expand or grow our business; changes in our effective tax rates or credit profile and ratings within the financial community; our ability to secure the technology facilities and systems used by the Company and those of third party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses or similar events; changes in the competitive marketplace and in our commercial relationships; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including tariffs and trade controls, raw materials prices and labor costs); risks associated with our international operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations; risks arising out of litigation or trademark conflicts; our ability to continue to maintain our brand image and reputation; the potential impact on our operations and customers resulting from natural or man-made disasters; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with Generally Accepted Accounting Principles
(in millions)
(Audited)

	March 31,	April 2,
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$671.6	$453.0
Short-term investments	515.7	593.9
Accounts receivable, net of allowances	547.2	442.8
Inventories	841.6	702.1
Income tax receivable	17.2	57.8
Deferred tax assets	125.6	92.1
Prepaid expenses and other	181.0	136.3

Total current assets	2,899.9	2,478.0

Non-current investments	99.9	83.6
Property and equipment, net	884.1	788.8
Deferred tax assets	39.8	76.7
Goodwill	1,004.0	1,016.3
Intangible assets, net	359.0	387.7
Other assets	129.7	150.0

Total assets	$5,416.4	$4,981.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$180.6	$141.3
Income tax payable	71.9	8.9
Accrued expenses and other	693.7	681.8

Total current liabilities	946.2	832.0

Long-term debt	274.4	291.9
Non-current liability for unrecognized tax benefits	168.0	156.4
Other non-current liablities	375.3	396.1

Total liabilities	1,763.9	1,676.4

Equity:
Common stock	1.2	1.2
Additional paid-in-capital	1,624.0	1,444.7
Retained earnings	4,042.4	3,435.3
Treasury stock, Class A, at cost	(2,211.7)	(1,792.3)
Accumulated other comprehensive income	196.6	215.8

Total equity	3,652.5	3,304.7

Total liabilities and equity	$5,416.4	$4,981.1

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	April 2,
	2012	2011	% Change

Wholesale Net Sales	$828.0	$751.5	10.2%
Retail Net Sales	751.5	631.3	19.0%

Net Sales	1,579.5	1,382.8	14.2%

Licensing Revenue	43.4	44.1	-1.6%

Net Revenues	1,622.9	1,426.9	13.7%

Cost of Goods Sold (a)	(696.5)	(616.6)	13.0%

Gross Profit	926.4	810.3	14.3%

Selling, General & Administrative Expenses (a)	(772.8)	(682.5)	13.2%
Amortization of Intangible Assets	(7.1)	(6.9)	2.9%
Impairment of Assets	-	(2.5)	-100.0%
Restructuring Charges	(10.1)	(1.2)	741.7%
Total Operating Expenses	(790.0)	(693.1)	14.0%

Operating Income	136.4	117.2	16.4%

Foreign Currency Gains (Losses)	2.7	(0.2)	nm

Interest Expense	(5.7)	(5.1)	11.8%

Interest and Other Income, Net	1.7	2.5	-32.0%

Equity in Income (Loss) of Equity-Method Investees	(4.1)	(2.9)	41.4%

Income Before Provision for Income Taxes	131.0	111.5	17.5%

Provision for Income Taxes	(36.6)	(38.3)	-4.4%

Net Income	$94.4	$73.2	29.0%

Net Income Per Share - Basic	$1.02	$0.76	34.2%

Net Income Per Share - Diluted	$0.99	$0.74	33.8%

Weighted Average Shares Outstanding - Basic	92.5	95.8	-3.4%

Weighted Average Shares Outstanding - Diluted	95.3	98.6	-3.3%

Dividends declared per share	$0.20	$0.20	0.0%

(a) Includes total depreciation expense of:	$(49.9)	$(44.4)	12.4%

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with Generally Accepted Accounting Principles
(in millions, except per share data)
(Audited)

Twelve Months Ended
March 31,	April 2,
2012	2011	% Change

Wholesale Net Sales	$3,246.5	$2,777.6	16.9%
Retail Net Sales	3,432.3	2,704.2	26.9%

Net Sales	6,678.8	5,481.8	21.8%

Licensing Revenue	180.7	178.5	1.2%

Net Revenues	6,859.5	5,660.3	21.2%

Cost of Goods Sold (a)	(2,861.4)	(2,342.0)	22.2%

Gross Profit	3,998.1	3,318.3	20.5%

Selling, General & Administrative Expenses (a)	(2,915.2)	(2,442.7)	19.3%
Amortization of Intangible Assets	(28.9)	(25.4)	13.8%
Impairment of Assets	(2.2)	(2.5)	-12.0%
Restructuring Charges	(12.4)	(2.6)	376.9%
Total Operating Expenses	(2,958.7)	(2,473.2)	19.6%

Operating Income	1,039.4	845.1	23.0%

Foreign Currency Gains (Losses)	(1.5)	(1.4)	7.1%

Interest Expense	(24.5)	(18.3)	33.9%

Interest and Other Income, Net	11.0	7.7	42.9%

Equity in Income (Loss) of Equity-Method Investees	(9.3)	(7.7)	20.8%

Income Before Provision for Income Taxes	1,015.1	825.4	23.0%

Provision for Income Taxes	(334.1)	(257.8)	29.6%

Net Income	$681.0	$567.6	20.0%

Net Income Per Share - Basic	$7.35	$5.91	24.4%

Net Income Per Share - Diluted	$7.13	$5.75	24.0%

Weighted Average Shares Outstanding - Basic	92.7	96.0	-3.4%

Weighted Average Shares Outstanding - Diluted	95.5	98.7	-3.2%

Dividends declared per share	$0.80	$0.50	60.0%

(a) Includes total depreciation expense of:	$(196.3)	$(168.7)	16.4%

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited, except where noted below)

SEGMENT INFORMATION
Net revenues and operating income for the periods ended March 31, 2012 and April 2, 2011 for each segment were as follows:

	Three Months Ended		Twelve Months Ended
	March 31,	April 2,	March 31,	April 2,
	2012	2011	2012	2011
			(Audited)

Net revenues:
Wholesale	$828.0	$751.5	$3,246.5	$2,777.6
Retail	751.5	631.3	3,432.3	2,704.2
Licensing	43.4	44.1	180.7	178.5
Total Net Revenues	$1,622.9	$1,426.9	$6,859.5	$5,660.3

Operating Income (Loss):
Wholesale	$153.3	$136.4	$666.4	$612.3
Retail	44.3	25.8	557.8	387.8
Licensing	25.4	27.5	112.2	108.3
	223.0	189.7	1,336.4	1,108.4
Less:
Unallocated Corporate Expenses	(76.6)	(71.3)	(284.7)	(262.1)
Unallocated legal and restructuring (charges) reversals, net	(10.0)	(1.2)	(12.3)	(1.2)
Total Operating Income	$136.4	$117.2	$1,039.4	$845.1

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Same - Store Sales Data

	Three Months Ended March 31, 2012 % Change		Twelve Months Ended March 31, 2012 % Change
	As Reported	Constant Currency	As Reported	Constant Currency
Ralph Lauren Stores (a)	5%	4%	8%	4%
Factory Stores	10%	11%	13%	12%
Club Monaco	14%	14%	18%	18%
RalphLauren.com	30%	30%	29%	29%
Total	12%	12%	14%	12%
(a) Includes comparable sales for concession shops.

Operating Segment Data

	Three Months Ended		% Change
	March 31, 2012	April 2, 2011	As Reported	Constant Currency
Wholesale Net Sales	$828.0	$751.5	10.2%	11.2%
Retail Net Sales	751.5	631.3	19.0%	18.9%
Net Sales	1,579.5	1,382.8	14.2%	14.7%
Licensing Revenue	43.4	44.1	(1.6%)	(1.8%)
Net Revenue	$1,622.9	$1,426.9	13.7%	14.2%

	Twelve Months Ended		% Change
	March 31, 2012	April 2, 2011	As Reported	Constant Currency
Wholesale Net Sales	$3,246.5	$2,777.6	16.9%	15.4%
Retail Net Sales	3,432.3	2,704.2	26.9%	24.6%
Net Sales	6,678.8	5,481.8	21.8%	20.0%
Licensing Revenue	180.7	178.5	1.2%	0.5%
Net Revenue	$6,859.5	$5,660.3	21.2%	19.3%

Ralph Lauren is a global company that reports its financial information in U.S. dollars, in accordance with U.S. GAAP (“GAAP”). Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars because the underlying currencies in which the Company transacts change in value over time compared to the U.S. dollar. These rate fluctuations can have a significant effect on reported operating results. As a supplement to its reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. The Company believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in its businesses. These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with GAAP.

SOURCE: Ralph Lauren Corporation
Investor Relations
James Hurley, 212-813-7862
or
Corporate Communications
Julie Berman, 212-583-2262